Exhibit I – Code of Ethics

Introduction

Copeland Capital Management, LLC (hereinafter “Copeland” or “the Company”) is guided in all actions by the highest ethical and professional standards. Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule,” as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company. The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors, and employees (“associated persons”) are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code. First, the Company desires to comply with all applicable laws and regulations governing its practice. We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves. All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code. This will serve to inform and educate associated persons regarding appropriate activities. The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below. Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

Definitions

“Supervised Person.” This term includes directors, officers, partners, and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners and most of its employees are presumed to be access persons.

“Associated Person.” For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”. Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities”. Such securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Guidelines for Professional Standards

•	All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

•	All associated persons are required to report any violation of the Code, by any person, to the CCO or the Management Committee immediately. Such reports will be held in confidence.

•	Associated persons must place the interests of Advisory Clients first. All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. In addition, associated persons must work diligently to ensure that all clients are treated fairly. Copeland’s trading policy and procedures address this important issue in more detail.

•	All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

•	No associated person may serve on the board of directors of any publicly traded company without prior written permission from the CCO or the Management Committee.

•	Associated persons must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person. Associated persons should therefore use caution in these circumstances, and always consult the CCO when in doubt. Generally, gifts valued over $200 are not permitted to be given or accepted by any associated person. Charitable donations by associated persons are generally not restricted, so long as there is no intent to induce a recipient to engage the Company for services or any other benefit to the Company or the associated person.

•	Pay to Play: POLITICAL CONTRIBUTIONS ARE PROHIBITED to prevent a “pay to play” situation. Any exception must be approved in writing in advance and signed by a member of the Management Committee. The Securities and Exchange Commission has adopted a rule, effective September 13, 2010, under the Investment Advisers Act of 1940 that prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. The rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay to play restrictions. Additionally, the rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business. The Commission also is adopting rule amendments that require a registered adviser to maintain certain records of the political contributions made by the adviser or certain of its executives or employees. The rule and any amendments address “pay to play” practices by investment advisers.

•	Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

•	Personal transactions in securities by associated persons must be accomplished to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients. Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.

•	The Company has adopted Insider Trading Policies, which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

•	Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or the Management Committee. This is not intended to include compensation for services from a different non-related industry (ie, part time job not investment related).

•	When any associated person faces a conflict or potential conflict between their personal interest and the interests of client, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

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The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed, or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO. In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public client information. Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with Copeland. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, nonpublic information to others.

A. Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Advisor are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B. Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO or a member of the Management Committee if, for example, the CCO possesses material, non-public information about any issuer of securities. The CCO, or Management Committee member when appropriate, will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. Definitions

Material Information. “Material information” generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include, but are not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below and/or other penalties even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions

•	jail sentences

•	revocation of applicable securities-related registrations and licenses

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employee or other controlling person of up to the greater of $1,000,000 (or such other amount as may be legally permitted) or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Personal Trading Policies

A. General Information

The following policies and procedures apply to all accounts owned, shared or controlled by an associated person, those accounts owned, shared or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person or their immediate family has any beneficial interest, such as a trust. These accounts are collectively referred to as “covered accounts.” In the event that an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B. Pre-Approval

The Company has determined that it is in the best interest of our clients to require pre-clearance of personal trading in reportable or covered securities (as defined earlier in the Code) by our associated persons, subject to certain exemptions.

No trading in reportable securities is allowed in any covered account until pre-clearance approval has been obtained. Approval is contingent upon the CCO or member of the Investment Policy Committee determining that the contemplated transaction will raise no conflict of interest. An associated person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request Form (Schedule A), have the request approved by a member of the Investment Policy Committee indicating both the date and the time he/she processed the request, and submit it to the CCO or their designee. If the trade is not placed or is placed but not executed within the time period noted on the Pre-Clearance Request Form, a new Pre-Clearance Request Form must be processed.

So that front-running a client’s portfolio is avoided, information on client trades being contemplated / placed must be sent via email to both the Research and Trading groups so that each office is aware of each other’s pending client trades.

Exemptions from Pre-Approval

(1) Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

•	Direct Obligations of the US Treasury

•	Bankers’ acceptance, Certificates of deposit, commercial paper, and the like

•	Money market fund shares

•	Shares of open end mutual funds, as long as Copeland nor any affiliate serves as the adviser or sub-adviser to the fund

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by Copeland.

(2) Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which an associated person has no discretion if:

(a)	the associated person provides to the CCO a copy of the written contract pursuant to which investment discretion of the account has been delegated in writing to a fiduciary;

(b)	the associated person certifies in writing that she/he will and will not discuss potential investment decisions with the independent fiduciary; and

(c)	the associated person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

NOTE: Transactions in reportable securities in such accounts shall be reported on a quarterly basis.

(3) Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

C. Black-out periods

Trades in any reportable security, including options on such underlying securities, within 3 business days before and 3 business day after any client account trades or considers trading the same security are prohibited.

Note: The following are exemptions from the black-out period:

Some associated persons and their immediate family are paying clients of the Company. As such, no Pre-Clearance Form is required and the accounts will trade in the same manner in which the strategy is traded with the same trade rotation and other rules listed for Advisory Client trades under the trading policies and procedures.

D. Holding Period

Copeland requires associated persons to hold personal trade purchases for a minimum of 30 days.

E. Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO or their designee a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B) or such other date as the CCO may delegate. PST Report forms shall be circulated by the CCO or their designee each quarter. Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or his or her designee) in a timely fashion.

If no broker is involved in a trade (unbrokered trades) by an associated person other than those that are also Advisory Clients, he or she shall provide a transaction report within 10 days of the trade.

F. Initial and Annual reporting requirements

Within 10 days of beginning employment, or such other date as the CCO may delegate, and annually thereafter, each associated person must provide a list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C). As indicated on Schedule C, this list must be current as of a date no more than 45 days prior to the date the report is submitted. Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO. Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change.

G. Prohibited and Restricted Transactions

•	Associated persons are prohibited from participating in IPO’s (Initial Public Offerings) without proper pre-clearance.

•	Short sales of securities are prohibited.

•	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

•	Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged.

•	Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO. In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO and will likely be prohibited from inclusion. If possible, an exclusion for IPOs should be placed on the associated person’s Limited Partnership account.

•	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Gifts and Entertainment Policy

No associated person shall receive or give any gift (including gifts of nominal value as noted below), entertainment, or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of Copeland or a fund for which Copeland acts as investment adviser. As described more fully below, gifts are generally subject to a $200 limit. Notwithstanding the guidance set forth below, please note that giving or receiving gifts or entertainment to or from federal, state or local government officials, and state or local pension or retirement plan officials, may be subject to more stringent requirements. No exceptions will be granted for gifts subject to FINRA’s $100 gift limit

B. Exceptions

If an associated person believes that it would be appropriate to give a gift with a value exceeding the $200 limit, he or she must submit a written request to, and obtain written approval from, the CCO before the gift is given. The request should specify (i) the name of the giver; (ii) the name of the intended recipient and his or her employer, if applicable; (iii) a description of the gift; (iv) the gift’s monetary value; (v) the nature of the business relationship; and (vi) the reason the gift is being given. No exceptions will be granted for gifts subject to FINRA’s $100 gift limit.4

C. Reporting of Gifts

All associated persons are required to notify Compliance of all gifts given or received believed to be valued in excess of $50 within thirty days.

D. Business Entertainment

Business entertainment is considered part of a business relationship and occurs when a Copeland employee is in the presence of an Outside Entity (either when the business contact is being entertained by a Copeland employee or vice versa). If a Copeland employee and the Outside Entity do not both plan to be present, the item will be considered a gift and be subject to the gift restrictions and reporting requirements noted above. For all business entertainment:

a.	Entertainment must be reasonable in terms of frequency and value.

b.	Entertainment of value which could influence decision-making or make one feel beholden to a person or an Outside Entity may not be accepted.

c.	Entertainment of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to Copeland may not be offered.

d.	Entertainment involving personnel associated with Outside Entities may only be used to foster and promote business relationships with Outside Entities.

e.	Business meals, business related conferences, sporting events and other entertainment events at the expense of the giver may be attended only if the expense is reasonable and both the Copeland employee and the giver are present.

f.	Travel or other accommodations may not be accepted without prior written approval from the CCO.

g.	This policy applies to entertainment given to or received by family and friends on behalf of employees, vendors or clients.

[4]	FINRA Rule 3220, Influencing or Rewarding Employees of Others, provides: “No member or person associated with a member shall, directly or indirectly, give or permit to be given anything of value, including gratuities, in excess of one hundred dollars per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity.”

h.	Entertainment offered or received in connection with a bona fide personal relationship is excluded from this policy (e.g., dinner at the home of a long-time personal friend).

i.	Business entertainment received from an Outside Entity that exceeds $100 in the aggregate per quarter should be reported to the CCO within thirty days after the quarter end.

E. Illegal Payments

Federal, State, and laws of other countries prohibit the payment of bribes, kickbacks, inducements or other illegal gratuities or payments by or on behalf of Copeland or any fund for which Copeland acts as investment adviser. The U.S. Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign government official or political party in connection with obtaining or retaining business. If you are solicited to make or receive an illegal payment, or have any questions regarding whether any solicitation to receive or make a payment is illegal, contact the CCO.

Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations to the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the Management Committee. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

(1)	Associates persons who violate the Pre-Clearance Procedures described above shall have personal trading privileges under these Personal Trading Policies suspended for three months following the discovery of the violation, and may face further discipline for repeated violations; and

(2)	Associated persons who fail to timely submit PST Reports to the CCO as described above shall be fined a minimum of $100 per offense, and may face further discipline for repeated violations.

Certification

Upon Copeland’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and policies set forth herein. (Schedules D, E) Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s) (Schedule F).

Copeland will maintain the following records with regard to this Code:

•	Copies of the original Code of Ethics and all revisions to the Code;

•	Certification from all associated persons regarding their acknowledgement and acceptance of the Code and subsequent revisions;

•	When there are greater than 25 employees, a list will be kept of all associated persons subject to the Code;

•	Annual representation by each employee regarding his or her holdings in Reportable Securities;

•	Annual representation by each employee listing his or her covered accounts; and

•	Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, or such other date as the CCO may delegate, reflecting personal securities transactions during the quarter.